Exhibit 99.1

Execution Version

VOTING AND INVESTMENT AGREEMENT

This Voting and Investment Agreement (this “Agreement”) is made and entered into as of June 30, 2023 (the “Effective Date”), by and among each of the stockholders of GEN Restaurant Group, Inc., a Delaware corporation (the “Corporation”), set forth on Schedule 1 and a party hereto as of the Effective Date (together with any other Person who hereafter becomes a party to this Agreement pursuant to the provisions hereof as a holder of shares of capital stock of the Corporation, each, a “Holder” and, collectively, the “Holders”). The Holders are also referred to collectively herein as the “Parties.”

WHEREAS, the Holders desire to set forth certain of the Holders’ respective rights and obligations as holders of shares of capital stock of the Corporation.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by each Party, the Parties agree as follows:

1. Definitions. As used in this Agreement, the following terms shall have the respective meanings set forth in this Section 1:

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with, such Person as of the date on which, or at any time during the period for which, the determination of affiliation is being made (for clarity, an investment fund, vehicle or account shall be deemed to be an Affiliate of all other investment funds, vehicles and accounts under common management, directly or indirectly, with such Person); provided, that for purposes of this Agreement, no Holder shall be deemed an Affiliate of the Corporation or any of its Subsidiaries.

“Agreement” has the meaning set forth in the preamble.

“Approved Transferee” has the meaning set forth in Section 3(a).

“Board” means the board of directors of the Corporation.

“Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by law to be closed in New York, New York.

“By-Laws” means the Amended and Restated By-Laws of the Corporation, in the form in effect as of the Effective Date, as amended from time to time.

“Certificate of Incorporation” means the Amended and Restated Certificate of Incorporation of the Corporation, in the form in effect as of the Effective Date, as amended from time to time.

“Chang Holders” means each of the Holders designated as such on Schedule 1 hereto.

“Chosen Courts” has the meaning set forth in Section 5(e).

“Close of Business” means, with respect to any Business Day, 5:00 p.m. Eastern Time on such Business Day.

“Common Stock” means either the Class A common stock, par value $0.001 per share, of the Corporation, or the Class B common stock, par value $0.001 per share, of the Corporation.

“Competitor” means with respect to any portion of the business of the Corporation, any Person that is determined in good faith by the Board to be (a) providing the same or similar product or service in one or more of the geographic markets as such portion of the business of the Corporation, or (b) an Affiliate of any Person specified in clause (a).

“control”, including the terms “controlled by” and “under common control with”, as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

“Corporation” has the meaning set forth in the preamble.

“Director” has the meaning set forth in Section 2(a)(ii).

“Drag-Along Holder” has the meaning set forth in Section 4(a)(i).

“Drag-Along Notice” has the meaning set forth in Section 4(a)(ii).

“Drag-Along Sale” has the meaning set forth in Section 4(a)(i).

“Dragging Holder” has the meaning set forth in Section 4(a)(i).

“Effective Date” has the meaning set forth in the preamble.

“First Offer” has the meaning set forth in Section 4(b)(i).

“First Offer Price” has the meaning set forth in Section 4(b)(i).

“Group” means a “group” within the meaning of the regulations promulgated by the SEC under Section 13(d) of the Exchange Act.

“Holder” has the meaning set forth in the preamble. A Person shall cease to be a Holder hereunder at such time as it ceases to hold any outstanding shares of capital stock of the Corporation.

“Joinder” has the meaning set forth in Section 3(a).

“Kim Holders” means each of the Holders designated as such on Schedule 1 hereto.

“Offer Notice” has the meaning set forth in Section 4(b)(i).

“Offered Securities” has the meaning set forth in Section 4(b)(i).

“Offering Holder” has the meaning set forth in Section 4(b)(i).

“Parties” has the meaning set forth in the preamble.

“Permitted Transferee” means, with respect to any Holder, any general or limited partner, member, stockholder or Affiliate of such Holder (other than any “portfolio company”, as such term is customarily used among institutional investors).

“Person” means any individual, partnership, corporation, company, association, trust, joint venture, limited liability company, unincorporated organization, entity or division, or any government, governmental department or agency or political subdivision thereof.

“Proposed Transferee” has the meaning set forth in Section 4(c)(i).

“Representatives” of a Person means, as applicable, such Person’s partners, shareholders, members, directors, officers, employees, agents, counsel, accountants, consultants, investment advisers or other professionals or representatives, or its Affiliates or wholly-owned Subsidiaries.

“ROFO Acceptance Notice” has the meaning set forth in Section 4(b)(ii).

“Sale Notice” has the meaning set forth in Section 4(c)(ii).

“Sale of the Corporation” means (i) a single transaction or series of related transactions, whether by merger, consolidation, tender or exchange offer, or other business combination, pursuant to which, immediately following such transaction or transactions (as the case may be), (x) the shares of capital stock of the Corporation outstanding immediately prior to such transaction represent, or are converted into or exchanged for shares which represent, less than 50% by voting power of the shares of capital stock of (1) the surviving or resulting entity or (2) if the surviving or resulting entity is a wholly-owned Subsidiary of another entity immediately following such transaction or transactions (as the case may be), the parent entity of such surviving or resulting entity; or (y) the shareholders of the Corporation immediately prior to such transaction or transactions (as the case may be) cease to have the right or ability, by voting power, contract or otherwise, to elect or designate for election at least a majority of the Board, or the board of directors of any direct or indirect parent thereof; (ii) the sale, lease, transfer, or other disposition, in a single transaction or series of related transactions, by the shareholders of the Corporation of greater than 50% by voting power of the shares of capital stock of the Corporation; or (iii) the direct or indirect (including via a sale of the shares of capital stock of one or more Subsidiaries of the Corporation) sale, lease, transfer or other disposition, in a single transaction or a series of related transactions, by the Corporation or its Subsidiaries of all or substantially all the assets of the Corporation and its Subsidiaries taken as a whole (except where such disposition is to a wholly-owned Subsidiary of the Corporation).

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Selling Holder” has the meaning set forth in Section 4(c)(i).

“Subsidiary” means, with respect to any Person, (i) a corporation a majority of whose outstanding shares of capital stock or other equity securities with voting power, under ordinary circumstances, to elect directors is at the time, directly or indirectly, owned by such Person, by one or more subsidiaries of such Person or by such Person and one or more subsidiaries of such Person, and (ii) any other Person (other than a corporation) in which such Person, one or more subsidiaries of such Person or such Person and one or more subsidiaries of such Person, directly or indirectly, at the date of determination thereof, has (x) at least a majority ownership interest or (y) the power to elect or direct the election of the directors or other governing body of such Person.

“Tag-Along Holder” has the meaning set forth in Section 4(c)(i).

“Tag-Along Notice” has the meaning set forth in Section 4(c)(iii).

“Tag-Along Period” has the meaning set forth in Section 4(c)(iii).

“Tag-Along Sale” has the meaning set forth in Section 4(c)(i).

“Tag-Along Seller” has the meaning set forth in Section 4(c)(iii).

“Transfer” has the meaning set forth in Section 3(a).

Unless the context requires otherwise: (a) any pronoun used in this Agreement shall include the corresponding masculine, feminine or neutral forms; (b) references to Sections, Schedules, Exhibits, paragraphs and clauses refer to Sections, Schedules, Exhibits paragraphs and clauses of this Agreement; (c) the terms “include”, “includes”, “including” or words of like import shall be deemed to be followed by the words “without limitation”; (d) the terms “hereof”, “herein” or “hereunder” refer to this Agreement as a whole and not to any particular provision of this Agreement; (e) the term “or” is not exclusive and shall have the inclusive meaning of “and/or”; (f) defined terms herein will apply equally to both the singular and plural forms and derivative forms of defined terms will have correlative meanings; (g) references to any law or statute shall be deemed to refer to such law or statute as amended or supplemented from time to time and shall include all rules and regulations and forms promulgated thereunder, and references to any law, rule, form or statute shall be construed as including any legal and statutory provisions, rules or forms consolidating, amending, succeeding or replacing the applicable law, rule, form or statute; (h) references to any Person include such Person and their respective heirs, executors, administrators, successors, legal representatives and permitted assigns; (i) references to “days” are to calendar days unless otherwise indicated; (j) when calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded; (k) references to “writing” or “written” shall include electronic mail; (l) all references to $, currency, monetary values and dollars set forth herein shall mean United States dollars; and (m) all references to “outstanding shares” shall include only those shares issued and outstanding as of the particular date of reference and, for the avoidance of doubt, shall not be calculated on a fully-diluted basis unless expressly required to be so calculated. Each Party acknowledges that it was actively involved in the negotiation and drafting of this Agreement and that no law or rule of construction shall be raised or used in which the provisions of this Agreement shall be construed in favor or against any Party because one is deemed to be the author thereof.

2. Board of Directors; Chief Executive Officer. On the date hereof, the number of seats on the Board is four (4) and each of David Kim (“Kim”), Jae Chang (“Chang”), Michael B. Cowan and Jonathan Gregory (collectively, the “Initial Directors”) have been appointed to serve as directors of the Board (each, a “Director” and collectively, the “Directors”). To the extent that the size of the Board is increased to five (5) Directors, Kim will designate one (1) additional individual to be nominated for election to serve as a Director, provided that such individual is independent under the applicable standards of the SEC and the exchange upon which the Corporation is then listed. In the event that the size of the Board is increased to seven (7) Directors,

Kim will designate two (2) additional individuals and Chang will designate one (1) additional individual, each to be nominated for election to serve as Directors, provided that such individuals are independent under the applicable standards of the SEC and the exchange upon which the Corporation is then listed. In the event that Kim and Chang determine that they will both resign as Co-Chief Executive Officers of the Corporation, Kim will propose a candidate for Chief Executive Officer to the Board. In the event of the death of Kim, Jose Manzanarez will be nominated to fill the vacancy on the Board, and will act as Kim with respect to the designation rights in this Section 2.

3. Transfer Restrictions. Each Holder agrees that it shall not, directly or indirectly, whether by merger, consolidation, division or otherwise, and whether by or through one or more Affiliates, transfer, sell, assign, pledge, hypothecate or otherwise dispose of (any such transaction, a “Transfer”), any of its shares of capital stock of the Corporation except (A) in compliance with the Securities Act, (B) in compliance with any other applicable securities or “blue sky” laws, (C) in accordance with the terms and conditions of the By-Laws, the Certificate of Incorporation and this Agreement, (D) to an Affiliate of such Holder or to an unaffiliated, third-party transferee which, unless otherwise approved by the Board, as of the expected date of such Transfer, is not a Competitor and (E) with a Joinder Agreement in substantially the form attached hereto as Exhibit A (a “Joinder”) executed and delivered by the transferee to the extent such transferee is not already a Holder (the transferee of any such Transfer being an “Approved Transferee”); provided, however, that (1) Transfers pursuant to a Drag-Along Sale in accordance with Section 4(a) hereof shall not be subject to the foregoing restrictions, (ii) with respect to a Transfer to an unaffiliated, third party transferee, the transferring Holder shall have complied with Section 4(b) and Section 4(c) and (iii) Transfers consisting only of a pledge of shares of capital stock shall not be subject to the foregoing restrictions so long as the Holder provides prior written notice of such pledge to the Corporation, Kim and Chang, with details of the securities pledged. The transfer agent of the Corporation shall update the books and records of the Corporation from time to time to reflect (1) any additional Holders that are Approved Transferees or new Holders that become party hereto in accordance with this Agreement’s terms, (2) the removal of any Persons who are no longer Holders and (3) any changes in any Holder’s address. Any attempt to Transfer any shares of capital stock of the Corporation not in compliance with this Agreement, the By-Laws and the Certificate of Incorporation shall be null and void ab initio, and the Holders agree that the Corporation shall not give any effect in the Corporation’s stock records to such attempted Transfer. Nothing in this Section 3 shall limit any restrictions on Transfer contained in any other contract by and among the Corporation and any of the Holders, or by and among any of the Holders.

4. Drag-Along Rights; Right of First Offer; Tag-Along Rights.

(a) Drag-Along Rights.

(i) If at any time one or more Holders who together own more than fifty percent (50%) of the outstanding voting power of capital stock of the Corporation (excluding any shares of capital stock of the Corporation issued or issuable to any director, officer or other member of management of the Corporation or any of its Subsidiaries pursuant to an equity incentive plan) (a “Dragging Holder”), receives a bona fide offer from an unaffiliated third party purchaser to consummate a Sale of the Corporation (a “Drag-Along Sale”), the Dragging Holder shall have the right to require that each other Holder (each, a “Drag-Along Holder”) participate in such transfer in the manner set forth in this Section 4(a). Notwithstanding anything to the contrary in this Agreement, each Drag-Along Holder shall vote (or cause to be voted or provide consent with respect to) in favor of the transaction and take all actions to waive any dissenters, appraisal or other similar rights.

(ii) The Dragging Holder shall exercise its rights pursuant to this Section 4(a) by delivering a written notice (the “Drag-Along Notice”) to each Drag-Along Holder no later than twenty (20) days prior to the closing date of such Drag-Along Sale. The Drag-Along Notice shall make reference to the Dragging Holder’s rights and obligations hereunder and shall describe in reasonable detail: (A) the number of outstanding shares of capital stock of the Corporation to be sold by the Dragging Holder, if the Drag-Along Sale is structured as a Transfer of capital stock of the Corporation; (B) the identity of the third party purchaser; (C) the proposed date, time and location of the closing of the Drag-Along Sale; (D) the per share purchase price and the other material terms and conditions of the Transfer, including a description of any non-cash consideration in sufficient detail to permit the valuation thereof; and (E) a copy of any form of agreement proposed to be executed in connection therewith to the extent available.

(iii) All Holders shall receive the same form and amount of consideration per share, whether cash, securities or otherwise, in connection with a Drag-Along Sale (or, if any Holder is given an option as to the form and amount of consideration to be received, the same option shall be given to all other Holders), and the terms and conditions of such Transfer shall, except as otherwise provided in the immediately succeeding sentence, be the same as those upon which the Dragging Holder Transfers its shares. Any (A) representations and warranties to be made or provided by a Drag-Along Holder in connection with such Drag-Along Sale shall be limited to representations and warranties related to such Drag-Along Holder’s authority, ownership and the ability to convey title to its shares and, with respect thereto, shall be the same representations and warranties that the Dragging Holder makes or provides with respect to its shares, (B) Drag-Along Holder will not be required to agree to any non-competition, non-solicitation or similar restrictions in connection with such Drag-Along Sale, and (C) covenants, indemnities and agreements made by the Drag-Along Holders shall be the same covenants, indemnities and agreements as the Dragging Holder makes or provides in connection with the Drag-Along Sale, except that with respect to covenants, indemnities and agreements pertaining specifically to the Dragging Holder, the Drag-Along Holder shall make the comparable covenants, indemnities and agreements pertaining specifically to itself, provided, that all representations, warranties, covenants and indemnities shall be made by each Dragging Holder and each Drag-Along Holder severally and not jointly and any indemnification obligation in respect of breaches of representations and warranties shall be borne (A) in the case of representations and warranties made with respect to the Dragging Holders and the Drag-Along Holders, exclusively by the Dragging Holder(s) and the Drag-Along Holder(s) responsible for such breach(es), and (B) in the case of representations and warranties relating to the Corporation, by all of the Dragging Holders and the Drag-Along Holders pro rata based on the consideration received by each Dragging Holder and each Drag-Along Holder, in each case, in an amount not to exceed the aggregate proceeds actually received by each such Dragging Holder and Drag-Along Holder in connection with any Drag-Along Sale.

(iv) Each Holder shall take all actions as may be reasonably necessary to consummate the Drag-Along Sale, including entering into customary agreements and delivering certificates and instruments, in each case consistent with the agreements being entered into and the certificates being delivered by the Dragging Holder and subject to the terms of this Section 4(a).

(v) The fees and expenses of the Dragging Holder incurred in connection with a Drag-Along Sale and for the benefit of all Holders (it being understood that costs incurred by or on behalf of a Dragging Holder for its sole benefit will not be considered to be for the benefit of all Holders), to the extent not paid or reimbursed by the Corporation or the third party purchaser, shall be shared by all the Holders on a pro rata basis, based on the aggregate consideration received by each Holder; provided, that no Holder shall be obligated to make or reimburse any out-of-pocket expenditure prior to the consummation of the Drag-Along Sale.

(vi) The Dragging Holder shall have one hundred and twenty (120) days following the date of the Drag-Along Notice in which to consummate the Drag-Along Sale, on the terms set forth in the Drag-Along Notice (which such period may be extended for a reasonable time not to exceed an additional one hundred and eighty (180) days to the extent reasonably necessary to obtain any required government approvals). If, at the end of such period, the Dragging Holder has not completed the Drag-Along Sale, the Dragging Holder may not then effect a transaction subject to this Section 4(a) without again fully complying with the provisions of this Section 4(a).

(b) Right of First Offer.

(i) Subject to Sections 3 and 4(a), if at any time a Holder or Group of Holders proposes to Transfer any outstanding shares of capital stock of the Corporation to any Person other than a Permitted Transferee, such Holder (the “Offering Holder”) shall deliver to Kim and Chang written notice (the “Offer Notice”), setting forth such Offering Holder’s intention to effect such a Transfer, the number of shares of capital stock proposed to be Transferred (the “Offered Securities”), the proposed purchase price therefor (the “First Offer Price”), and the other material terms and conditions of the proposed Transfer, and (A) in the case of a Chang Holder, offering Kim the right to purchase the Offered Securities, and (B) in the case of a Kim Holder, offering Chang the right to purchase the Offered Securities, in each case in accordance with the terms set forth in this Section 4(b).

(ii) Kim or Chang, as applicable, shall have the option to purchase, at the First Offer Price and otherwise on the terms and conditions described in the Offer Notice, all of the Offered Securities, and shall, within five (5) Business Days from receipt of the Offer Notice, send irrevocable written notice (a “ROFO Acceptance Notice”) to the Offering Holder indicating whether it has accepted the offer in the Offer Notice. For the avoidance of doubt, Kim or Chang, as applicable, shall be deemed to have waived its right to purchase the Offered Securities if he fails to deliver a ROFO Acceptance Notice within the time period prescribed in this Section 4(b)(ii).

(iii) If Kim or Chang, as applicable, do not elect to purchase all of the Offered Securities, then, subject to Section 4(c), the Offering Holder shall be free for a period of six (6) months from the date the ROFO Acceptance Notice was due to be sent to the Offering Holder to Transfer the Offered Securities to any other Person so long as such transfer is in compliance with Section 4(c) for a price not less than the First Offer Price and on terms and conditions not less favorable to the Offering Holder in the aggregate than those set forth in the Offer Notice. Any shares of capital stock of the Corporation not so Transferred shall continue to be subject to the provisions of this Section 4(b).

(c) Tag-Along Rights.

(i) If at any time a Holder or Group of Holders (the “Selling Holder(s)”), in one transaction, or a series of related transactions, proposes to Transfer more than twenty percent (20%) of the outstanding voting power of shares of capital stock of the Corporation (calculated on a fully-diluted basis, excluding any shares issuable pursuant to an equity incentive plan) to any Person other than a Permitted Transferee (the “Proposed Transferee”) and the Selling Holder(s) cannot or has not elected to exercise its drag-along rights set forth in Section 4(a), each other Holder (each, a “Tag-Along Holder”) shall be permitted to participate in such Transfer (a “Tag-Along Sale”) on the terms and conditions set forth in this Section 4(c).

(ii) Prior to the consummation of any Tag-Along Sale, the Selling Holder(s) shall deliver to each other Holder a written notice (a “Sale Notice”) of the proposed Tag-Along Sale subject to this Section 4(c) no later than twenty (20) days prior to the closing date of the Tag-Along Sale. The Sale Notice shall make reference to the Tag-Along Holders’ rights hereunder and shall describe in reasonable detail: (A) the aggregate number of shares of capital stock of the Corporation the Proposed Transferee has offered to purchase; (B) the identity of the Proposed Transferee; (C) the proposed date, time and location of the closing of the Tag-Along Sale; (D) the per share purchase price and the other material terms and conditions of the Transfer, including a description of any non-cash consideration in sufficient detail to permit the valuation thereof; and (E) a copy of any form of agreement proposed to be executed in connection therewith.

(iii) Each Tag-Along Holder may exercise its right to participate in a Transfer of outstanding shares of capital stock of the Corporation by the Selling Holder(s) subject to this Section 4(c) by delivering to the Selling Holder(s) a written notice (a “Tag-Along Notice”) stating its election to do so and specifying the class of and number of shares of capital stock of the Corporation to be Transferred by it no later than ten (10) days after receipt of the Sale Notice (the “Tag-Along Period”). The offer of each Tag-Along Holder set forth in a Tag-Along Notice shall be irrevocable, and, to the extent such offer is accepted, such Tag-Along Holder shall be bound and obligated to Transfer in the proposed Transfer on the terms and conditions set forth in this Section 4(c). Each Tag-Along Holder that timely delivers a Tag-Along Notice (a “Tag-Along Seller”) shall have the right to Transfer in a Transfer subject to this Section 4(c) up to the number of outstanding shares of capital stock of the Corporation equal to the product of (x) the aggregate number of outstanding shares of capital stock of the Corporation owned by the Tag-Along Seller and (y) a fraction (A) the numerator of which is equal to the number of outstanding shares of capital stock of the Corporation proposed to be sold by the Selling Holder(s) in the Tag-Along Sale, and (B) the denominator of which is equal to the number of outstanding shares of capital stock of the Corporation owned by the Selling Holder(s).

(iv) Each Tag-Along Holder who does not deliver a Tag-Along Notice in compliance with Section 4(c)(iii) above shall be deemed to have waived all of such Tag-Along Holder’s rights to participate in such Transfer, and the Selling Holder(s) shall (subject to the rights of any other Tag-Along Seller) thereafter be free to Transfer to the Proposed Transferee its shares at a per share price that is no greater than the per share price set forth in the Sale Notice and on other terms and conditions which are not materially more favorable to the Selling Holder(s) than those set forth in the Sale Notice without any further obligation to the non-accepting Tag-Along Holders. The Proposed Transferee shall not be obligated to purchase a number of shares of capital stock of the Corporation exceeding that set forth in the Sale Notice and, in the event such Proposed Transferee elects to purchase less than all of the additional shares of capital stock of the Corporation sought to be Transferred by all Tag-Along Sellers, the aggregate number of shares of capital stock to be Transferred by the Selling Holder(s) and the Tag-Along Sellers shall be reduced on a pro rata basis (based on the number of shares of capital stock of the Corporation sought to be Transferred by each such Selling Holder and Tag-Along Seller).

(v) Each Tag-Along Seller shall receive the same consideration per share as the Selling Holder(s) after deduction of such Tag-Along Seller’s proportionate share of the related expenses in accordance with Section 4(c)(vii) below.

(vi) Each Tag-Along Seller shall make or provide the same representations, warranties, covenants, indemnities and agreements as the Selling Holder(s) makes or provides in connection with the Tag-Along Sale (except that in the case of representations, warranties, covenants, indemnities and agreements pertaining specifically to the Selling Holder(s), the Tag-Along Seller shall make the comparable representations, warranties, covenants, indemnities and agreements pertaining specifically to itself); provided, that all representations, warranties, covenants and indemnities shall be made by each Selling Holder and each Tag-Along Seller severally and not jointly and any indemnification obligation in respect of breaches of representations and warranties shall be borne (A) in the case of representations and warranties made with respect to the Selling Holders and the Tag-Along Holders, exclusively by the Selling Holder(s) and the Tag-Along Holder(s) responsible for such breach(es), and (B) in the case of representations and warranties relating to the Corporation, by all of the Selling Holders and the Tag-Along Sellers pro rata based on the consideration received by each Selling Holder and each Tag-Along Seller, in each case, in an amount not to exceed the aggregate proceeds actually received by each such Selling Holder and Tag-Along Seller in connection with any Tag-Along Sale.

(vii) The fees and expenses of the Selling Holder(s) incurred in connection with a Tag-Along Sale and for the benefit of all Tag-Along Sellers (it being understood that costs incurred by or on behalf of the Selling Holder(s) for its sole benefit will not be considered to be for the benefit of all Tag-Along Sellers), to the extent not paid or reimbursed by the Corporation or the Proposed Transferee, shall be shared by all of the Tag-Along Sellers on a pro rata basis, based on the aggregate consideration received by each such Tag-Along Seller; provided, that no Tag-Along Seller shall be obligated to make or reimburse any out-of-pocket expenditure prior to the consummation of the Tag-Along Sale.

(viii) Each Tag-Along Seller shall take all actions as may be reasonably necessary to consummate the Tag-Along Sale, including entering into customary agreements and delivering certificates and instruments, in each case consistent with the agreements being entered into and the certificates being delivered by the Selling Holder(s).

(ix) The Selling Holder(s) shall have one hundred and twenty (120) days following the expiration of the Tag-Along Period in which to Transfer the shares of capital stock of the Corporation described in the Sale Notice and the shares to be sold by the Tag-Along Sellers, on the terms set forth in the Sale Notice (which such one hundred and twenty (120) day period may be extended for a reasonable time not to exceed an additional one hundred and fifty (150) days to the extent reasonably necessary to obtain any required government approvals). If, at the end of such period, the Selling Holder(s) has not completed such Transfer, the Selling Holder(s) may not then effect a Transfer of the shares subject to this Section 4(c) without again fully complying with the provisions of this Section 4(c).

(x) If the Selling Holder Transfers to the Proposed Transferee any of its shares in breach of this Section 4(c), then each Tag-Along Holder shall have the right to Transfer to the Selling Holder(s), and the Selling Holder(s) undertakes to purchase from each Tag-Along Holder, the number of shares of capital stock of the Corporation that such Tag-Along Holder would have had the right to Transfer to the Proposed Transferee pursuant to this Section 4(c), for a per share amount and form of consideration and upon the terms and conditions on which the Proposed Transferee bought such shares from the Selling Holder(s), but without indemnity being granted by any Tag-Along Holder to the Selling Holder(s); provided, that nothing contained in this Section 4(c)(x) shall preclude any Tag-Along Holder from seeking alternative remedies against such Selling Holder(s) as a result of its breach of this Section 4(c). The Selling Holder(s) shall also reimburse each Tag-Along Holder for any and all reasonable and documented out-of-pocket fees and expenses, including reasonable legal fees and expenses, incurred pursuant to the exercise or the attempted exercise of the Tag-Along Holder’s rights hereunder.

5. Miscellaneous.

(a) Termination. This Agreement (other this Section 5 and its defined terms) shall terminate automatically and be of no further force and effect upon such time as there is only one Holder.

(b) Remedies. In the event of a breach by a Holder of any of its obligations under this Agreement, the other Holders, in addition to being entitled to exercise all rights granted by law and under this Agreement, including recovery of damages, will be entitled to specific performance of its rights under this Agreement. The Parties agree that monetary damages would not provide adequate compensation for any losses incurred by reason of a breach by it of any of the provisions of this Agreement, to the maximum extent permitted by any applicable law, and further agrees that, in the event of any action for specific performance in respect of such breach, it shall waive the defense that a remedy at law would be adequate and shall waive any requirement for the posting of a bond, in each case to the maximum extent permitted by any applicable law. No failure or delay by any Person in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

(c) Amendment; Modification; Waivers. This Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed by Holders owning at least a majority of the outstanding shares of the voting power of the Corporation’s capital stock held by Holders party hereto; provided that, in addition to and without limiting the foregoing, (i) no amendment to this Agreement may adversely affect a Holder relative to other Holders without such Holder’s prior written consent.

(d) Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (i) upon delivery, if served by personal delivery upon the Person for whom it is intended, (ii) on the third (3rd) Business Day after the date mailed if delivered by registered or certified mail, return receipt requested, postage prepaid, (iii) on the following Business Day if delivered by a nationally-recognized, overnight, air courier or (iv) when delivered or, if sent after the Close of Business, on the following Business Day if sent by email, in each case, to the address set forth on such Person’s signature page hereto or to such other address as may be designated in writing, in the same manner, by such Person.

(e) Governing Law; Forum. This Agreement and all disputes or controversies arising out of or relating to this Agreement shall be governed by, and construed in accordance with, the internal laws of the State of Delaware, without regard to principles of conflicts of laws. Each Holder agrees that it shall bring any litigation with respect to any claim arising out of or related to this Agreement, exclusively in the Delaware Court of Chancery (and if jurisdiction in the Delaware Court of Chancery shall be unavailable, the state and federal courts in the State of Delaware) (together with the appellate courts thereof, the “Chosen Courts”). In connection with any claim arising out of or related to this Agreement, each Holder hereby irrevocably and unconditionally (i) submits to the exclusive jurisdiction of the Chosen Courts, (ii) waives any objection that such Person may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Agreement in the Chosen Courts, (iii) waives any objection that the Chosen Courts are an inconvenient forum or as not having jurisdiction over either the Corporation or the Holder, (iv) agrees that service of process in any such action or proceeding shall be effective if notice is given in accordance with Section 5(d), although nothing contained in this Agreement shall affect the right to serve process in any other manner permitted by law and (v) agrees not to seek a transfer of venue on the basis that another forum is more convenient. Notwithstanding anything herein to the contrary, (A) nothing in this Section 5(e) shall prohibit any party from seeking or obtaining orders for conservatory or interim relief from any court of competent jurisdiction and (B) each Holder agrees that any judgment issued by a Chosen Court may be recognized, recorded, registered or enforced in any jurisdiction in the world and waives any and all objections or defenses to the recognition, recording, registration or enforcement of such judgment in any such jurisdiction.

(f) Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, executors, administrators, successors, legal representatives, permitted assigns and Approved Transferees.

(g) Waiver of Trial by Jury. EACH HOLDER ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PERSON HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PERSON MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT. EACH HOLDER CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) SUCH PERSON UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) SUCH PERSON MAKES THIS WAIVER VOLUNTARILY, AND (IV) SUCH PERSON HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

(h) Severability. The provisions of this Agreement shall be deemed severable. The invalidity or unenforceability of any provision hereof shall not affect the validity or enforceability of any other provision. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable, (i) a suitable and equitable provision shall be substituted therefor to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (ii) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction; provided, however, that if any one or more of the provisions contained in this Agreement shall be determined to be excessively broad as to activity, subject, duration or geographic scope, it shall be reformed by limiting and reducing it to the minimum extent necessary, so as to be enforceable under applicable law.

(i) Business Days. If the last or appointed day for the taking of any action or the expiration of any right required or granted herein shall be a day other than a Business Day, then such action may be taken or such right may be exercised on the next succeeding Business Day.

(j) Entire Agreement. This Agreement constitutes the entire agreement among the Parties with respect to the subject matter hereof and supersedes all prior contracts or agreements with respect to the subject matter hereof and supersedes any and all prior or contemporaneous discussions, agreements and understandings, whether oral or written, that may have been made or entered into by or among any of the Parties or any of their respective Affiliates relating to the transactions contemplated hereby.

(k) Execution of Agreement; Counterparts. This Agreement may be executed and delivered (by facsimile, by electronic mail in portable document format (.pdf) or otherwise) in any number of counterparts, each of which, when executed and delivered, shall be deemed an original, and all of which together shall constitute the same agreement.

(l) Recapitalizations, Exchanges, etc. The provisions of this Agreement shall apply to the full extent set forth herein with respect to (i) the shares of capital stock of the Corporation, (ii) any and all securities into which shares of capital stock of the Corporation are converted, exchanged or substituted in any recapitalization or other capital reorganization by the Corporation and (iii) any and all equity securities of the Corporation or any successor or assign of the Corporation (whether by merger, consolidation, sale of assets or otherwise) which may be issued in respect of, in conversion of, in exchange for or in substitution of, the shares of capital stock of the Corporation and shall be appropriately adjusted for any stock dividends, splits, reverse splits, combinations, recapitalizations and the like occurring after the date hereof.

(m) Headings; Section References. All heading references contained in this Agreement are for convenience purposes only and shall not be deemed to limit or affect any of the provisions of this Agreement.

(n) No Other Relationships. Nothing contained herein or in any other agreement delivered pursuant hereto or thereto shall be construed to create any agency relationship among the Holders. No Holder shall owe any fiduciary duties to any other Holder by virtue of this Agreement. To the extent that at law or in equity, a Holder has duties (including fiduciary duties) and liabilities relating thereto to the Corporation or any other Holder, a Holder acting under this Agreement shall not be liable to any Holder for its good faith reliance on the provisions of this Agreement (including this Section 5(o)). The provisions of this Agreement, to the extent that they restrict the duties and liabilities of a Holder otherwise existing at law or in equity, are agreed by the parties hereto to replace such other duties and liabilities of such Holder.

(o) Waiver of Certain Damages. To the extent permitted by applicable law, each party hereto agrees not to assert, and hereby waives, any claim against any other party, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any of the transactions contemplated hereby.

(p) Governing Documents. It is the intention of the Parties that in the event of any conflict between the terms and provisions of this Agreement and those contained in the Certificate of Incorporation, the By-Laws or other similar governing documents of the Corporation, the terms and provisions of this Agreement shall govern and control to the maximum extent permitted by applicable law. In the event of any such conflict, each Holder shall vote (or cause to be voted or provide consent with respect to) all of such Holder’s Common Stock and any other voting securities of the Corporation over which such Holder has voting control and shall take all other necessary or desirable actions within such Holder’s control (including attendance at meetings in person or by proxy for purposes of obtaining a quorum and execution of written consents in lieu of meetings) to cause the Certificate of Incorporation, the By-Laws or other similar governing documents of the Corporation, as applicable, to be amended to conform the terms and provisions thereof with the terms and provisions of this Agreement.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK;

SIGNATURE PAGES TO FOLLOW]

IN WITNESS WHEREOF, the parties hereto have executed this Voting and Investment Agreement as of the date first written above.

HOLDERS:

By:	/s/ David Kim
Name:	David Kim

Kim Family Living Trust, Surviving Spouse’s Trust, Trust for Andrea

By:	/s/ David Kim
Name:	David Kim
Title:	Trustee

Kim Family Living Trust, Surviving Spouse’s Trust, Trust for Solomon

By:	/s/ David Kim
Name:	David Kim
Title:	Trustee

Kim Family Living Trust, Surviving Spouse’s Trust, Trust for Joy

By:	/s/ David Kim
Name:	David Kim
Title:	Trustee

Signature Page to Voting and Investment Agreement

IN WITNESS WHEREOF, the parties hereto have executed this Voting and Investment Agreement as of the date first written above.

HOLDERS:

DKAN Family Trust, dated February 25, 2021

By:	/s/ Don Wook Kim
Name: Don Wook Kim
Title: Trustee

Signature Page to Voting and Investment Agreement

IN WITNESS WHEREOF, the parties hereto have executed this Voting and Investment Agreement as of the date first written above.

HOLDERS:

Lauren Wang Family Trust, dated March 1, 2021

By:	/s/ Lauren Sun Wang
Name:	Lauren Sun Wang
Title:	Trustee

Signature Page to Voting and Investment Agreement

IN WITNESS WHEREOF, the parties hereto have executed this Voting and Investment Agreement as of the date first written above.

HOLDERS:

Manzanarez Melendez Family Trust Dated December 1, 2020

By:	/s/ Jose Manzanarez Gallardo
Name: Jose Manzanarez Gallardo
Title: Trustee

Signature Page to Voting and Investment Agreement

IN WITNESS WHEREOF, the parties hereto have executed this Voting and Investment Agreement as of the date first written above.

HOLDERS:

ICHIBON TRADING, LLC

By:	/s/ Jim H. Wang
Name: Jim H. Wang
Title: President

Signature Page to Voting and Investment Agreement

IN WITNESS WHEREOF, the parties hereto have executed this Voting and Investment Agreement as of the date first written above.

HOLDERS:

By:	/s/ Jae Chang
Name:	Jae Chang

By:	/s/ Ju Han
Name:	Ju Han

Signature Page to Voting and Investment Agreement

IN WITNESS WHEREOF, the parties hereto have executed this Voting and Investment Agreement as of the date first written above.

HOLDERS:

By:	/s/ Jason Jang Kim
Name:	Jason Jang Kim

Signature Page to Voting and Investment Agreement

IN WITNESS WHEREOF, the parties hereto have executed this Voting and Investment Agreement as of the date first written above.

HOLDERS:

By:	/s/ Suzanne Kim
Name:	Suzanne Kim

Signature Page to Voting and Investment Agreement

IN WITNESS WHEREOF, the parties hereto have executed this Voting and Investment Agreement as of the date first written above.

HOLDERS:

By:	/s/ Jay W. Chang
Name:	Jay W. Chang

Signature Page to Voting and Investment Agreement

IN WITNESS WHEREOF, the parties hereto have executed this Voting and Investment Agreement as of the date first written above.

HOLDERS:

By:	/s/ Hwe Lee
Name:	Hwe Lee

Signature Page to Voting and Investment Agreement

IN WITNESS WHEREOF, the parties hereto have executed this Voting and Investment Agreement as of the date first written above.

HOLDERS:

By:	/s/ Rachel Kim
Name:	Rachel Kim

Signature Page to Voting and Investment Agreement

IN WITNESS WHEREOF, the parties hereto have executed this Voting and Investment Agreement as of the date first written above.

HOLDERS:

By:	/s/ Jay Lee
Name:	Jay Lee

Signature Page to Voting and Investment Agreement

IN WITNESS WHEREOF, the parties hereto have executed this Voting and Investment Agreement as of the date first written above.

HOLDERS:

By:	/s/ Steve Hwang
Name:	Steve Hwang

Signature Page to Voting and Investment Agreement

IN WITNESS WHEREOF, the parties hereto have executed this Voting and Investment Agreement as of the date first written above.

HOLDERS:

By:	/s/ Mi Young Connie Ju
Name:	Mi Young Connie Ju

Signature Page to Voting and Investment Agreement

IN WITNESS WHEREOF, the parties hereto have executed this Voting and Investment Agreement as of the date first written above.

HOLDERS:

Intelon Gen Investment LLC

By:	/s/ Jong Kim
Name:	Jong Kim
Title:	Member

Signature Page to Voting and Investment Agreement

SCHEDULE 1

Names of Holders

Chang Holders

Jae Chang

Ju Han

Jason Jang Kim

Suzanne Kim

Jay W. Chang

Hwe Lee

Rachel Kim

Jay Lee

Steve Hwang

Mi Young Connie Ju

Intelon Gen Investment LLC

Kim Holders

David Kim

The Kim Family Living Trust, Surviving Spouse’s Trust, Trust for Andrea

The Kim Family Living Trust, Surviving Spouse’s Trust, Trust for Solomon

The Kim Family Living Trust, Surviving Spouse’s Trust, Trust for Joy

DKAN Family Trust, dated February 25, 2021

Lauren Wang Family Trust, dated March 1, 2021

Manzanarez Melendez Family Trust Dated December 1, 2020

Ichibon Trading, LLC

EXHIBIT A

Form of Joinder

The undersigned hereby agrees, effective as of the date set forth below, to become a party to that certain Voting and Investment Agreement (as amended, restated and modified from time to time, the “Agreement”), dated as of June 30, 2023, by and among the stockholders of GEN Restaurant Group, Inc., a Delaware corporation, named therein. The undersigned hereby pursuant to this joinder (this “Joinder”) agrees to be bound by all of the terms of the Agreement and shall hereafter be deemed to be, for all purposes of the Agreement, a party to the Agreement and a “Holder” (as defined in the Agreement). This Joinder and all disputes or controversies arising out of or relating to this Joinder shall be governed by, and construed in accordance with, the internal laws of the State of Delaware, without regard to principles of conflicts of laws.

[ ]

By:
Name:
Title:

Date:

Address:

Attention:
Email:

with a copy (which shall not constitute notice) to:

Attention:
Email: